Exhibit 10.2

December 16, 2002

Samson Offshore Company	Palace Exploration Company
Attn: Mr. Sonny Measley		Attn: Mr. Bob Zinke
1301 Travis, Suite 1900		1202 East 33rd St.
Houston, TX 77002		Tulsa, OK 74105-2048

Reef Global Energy I, L. P.	Fidelity Exploration & Production Company
Attn: Mr. Walt Dunagin		Attn: Mr. George Soulis
1901 N. Central Expressway, Ste. 300		1700 Lincoln, Ste. 4600
Richardson, TX 75080		Denver, CO 80203

Bright & Company I, Ltd.	Re:	Participation Agreement and
Attn: Mr. Jack Carlile		Operating Agreement
4228 N. Central Expressway, Ste. 300		Main Pass 57 Prospect
Dallas, TX 75206-6345		Offshore, Louisiana

Gentlemen:

This Participation Agreement is made and entered into effective December 16, 2002, by and between Samson Offshore Company (“Samson”), Challenger Minerals Inc. (“CMI”), Reef Global Energy I, L. P. (“Reef”), Bright & Company I, Ltd. (“Bright”), Palace Exploration Company (“Palace”) and Fidelity Exploration & Production Co. (“Fidelity”), CMI, Reef, Bright, Palace and Fidelity are sometimes collectively referred to as “Participants” and the Participants and Samson are sometimes collectively referred to as the “Parties.”  This Participation Agreement sets forth below the terms and conditions whereby Samson shall sell seventy-five percent (75%) interest in the S/2 of Main Pass 57 Prospect (OCS-G 19851), as approximately shown on Exhibit “A”, attached hereto and made a part hereof, to Participants.

1.             SUBJECT LEASE

Samson represents, but does not warrant, that it is record title owner of 100.0% working interest in and to that certain Oil and Gas Lease from the United States of America, as Lessor, to Barrett Resources, as Lessee, effective as of July 1, 1988, identified in the office of The Minerals Management Service, Gulf of Mexico OCS Region, as Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act OCS-G 19851, describing the south half of Block 57, Main Pass Area, as shown on OCS official Leasing Map, Louisiana Map No. 10, being 2,497.275 acres, more or less, hereafter called the “Subject Lease.”

2.             CONSIDERATION AND ASSIGNMENT

Subject to the other terms and conditions of this Participation Agreement, Samson agrees to sell and assign to Participants, an undivided seventy-five percent (75.0%) working interest in and to the Subject Lease, which said working interest shall be assigned to the Participants in the percentages opposite their names:

Challenger Minerals Inc.	9.375%
Reef Global Energy I, L.P.	4.6875%
Bright & Company I, Ltd.	4.6875%
Palace Exploration Company	23.4375%
Fidelity Exploration & Production Co.	32.8125%

In consideration for the rights and interest to be assigned hereunder, Participants agree to pay to Samson their respective shares of $370,016.78 representing actual leasehold bonus and rental costs, seismic/hazard survey, overhead, geological and geophysical costs incurred in the prospect to date.  Participants share in such costs in the following proportions:  CMI - $37,001.68, Reef - $18,500.84, Bright - $18,500.84, Palace - $92,504.20 and Fidelity - $129,505.87, and agree to pay unto Samson within ten (10) days after spudding of the Test Well described below.  Within five (5) business days after receipt of the referenced payment, Samson shall deliver to Participants a proper, recordable assignment of the undivided working interests set forth in this Section 2, in the form attached hereto as Exhibit “B”, all rights, title and interests in and to the Subject Lease, free from any additional royalty and overriding royalty burdens, except the Lessor’s royalty and the overriding royalty interest set forth in Section 3.  Such assignment shall warrant title by, through and under Samson, but not otherwise, and shall be subject to this Participation Agreement and the applicable rules, regulations, or laws of the federal agency or body having jurisdiction over the Subject Lease.  The Parties hereto agree to execute such other instruments as may be necessary or convenient to effectively convey the interest in the Subject Lease, transfer rights and obligations as contemplated by this Participation Agreement and/or otherwise effectuate the terms hereof.  In addition, the Parties shall reimburse CMI, as Operator, for all costs incurred for regulatory approvals to drill the Test Well, title opinions, or any other lease or legal costs necessary for the drilling of the Test Well (“Other Costs”).

3.             LEASE BURDENS

The Subject Lease shall be delivered by Samson to Participants with total royalty, overriding royalty and other burdens equal to 21.2734% of 8/8ths interest, being a 78.7266% of 8/8ths net revenue interest.  Accordingly, the net revenue interest of each party hereto shall be calculated as follows:  Samson – 25.0% of 78.7266% of 8/8ths, CMI – 9.3750% of 78.7266% of 8/8ths, Reef – 4.6875% of 78.7266% of 8/8ths, Bright – 4.6875% of 78.7266% of 8/8ths, Palace – 23.4375% of 78.7266% of 8/8ths and Fidelity 32.8125% of 78.7266% of 8/8ths.  The Parties hereby agree to bear their respective proportionate shares of the aforementioned lease burdens, as herein provided, and to execute applicable assignments necessary to effectuate same.

4.             3-D SEISMIC REVIEW

To the extent permitted in its licensing agreement, CMI shall allow the parties hereto the opportunity to review its geological and 3-D seismic data covering the south-half (S 2) of Main Pass 57.

5.             TEST WELL

By executing this Participation Agreement, the Parties shall agree to join in the drilling of a well on the Subject Lease in accordance with both the terms of this Participation Agreement and of the Operating Agreement provided for in Section 6 below.  The first well drilled on the Subject Lease by the Parties shall be referred to herein as the “Test Well.”  CMI shall commence, or cause to be commenced, operations for drilling the Test Well, as Operator under said Operating Agreement, on or before January 15, 2003.  The Test Well shall be drilled from and to presently permitted surface and bottom hole locations on the Subject Lease to a depth sufficient to test the stratigraphic equivalent of the 8,100’ Sand as seen at a depth of 8,090’ MD in the electrical log from the Main Pass 57 Total #1 Well (OCS-G 0702), or to a depth of 8,300’ TVD, whichever is the lesser depth (“Objective Depth”).  Samson shall bear 20.0% of 8/8ths of the costs to Casing Point and Participants shall bear 80% of 8/8ths, in the proportions CMI  - 10% of 8/8ths, Reef – 5% of 8/8ths, Bright – 5% of 8/8ths, Palace – 25% of 8/8ths and Fidelity – 35% of 8/8ths, of all cost of drilling the initial Test Well to Casing Point (including shallow hazard data costs incurred by Samson prior to the execution of this Agreement), and of the cost of plugging and abandoning said Well if a completion attempt is not made.  Casing Point is defined as the point in which the Well, substitute well or any exploratory and/or development well has been drilled to its proposed Objective Depth, or mutually agreed to lesser depth, and all test included in the approved Authority of Expenditure

(“AFE”), have been performed unless waived by mutual agreement of the Parties and a recommendation is made by Operator to:  (i) set casing and complete the well (ii) plug and abandon the well or (iii) conduct other operations as provided for in the Offshore Operating Agreement referred to in Article 6 below.  Upon reaching Casing Point, all operations and elections pertaining to the Test Well shall be governed by the Operating Agreement, with each Participant’s rights under the Operating Agreement being based on its working interest in the Subject Leases, as set forth above in Section 2, and Samson’s rights being based on a 25.0% working interest.

An Authority for Expenditures (“AFE”) setting for the estimated costs of drilling the Test Well to Casing Point under a turnkey drilling contract from Applied Drilling Technology, Inc. (“ADTI”) (the “Drilling Contract”) is attached hereto as Exhibit “C”.  Simultaneously with the return of this Agreement, the Parties shall sign and return the AFE to CMI along with each their respective share of their $1,803,000.00 dry hole cost set forth in said AFE.  The sharing of such costs shall be Challenger - $180,300.00; Reef - $90,150.00; Bright - $90,150.00; Palace - $450,750.00; Fidelity - $631,050; and Samson - $360,000.00.  Payment may be made by check payable to Challenger Minerals Inc., P.O. Box 601077, Charlotte, NC  28260-1077 or by wire transfer to First Union National Bank of North Carolina, Charlotte, NC, ABA #053000219, for credit to:  Challenger Minerals Inc., Account # 2000000372011.

6.             OPERATING AGREEMENT

The parties hereto shall each execute and deliver to CMI the Memorandum of Operating Agreement, Mortgage, Security Agreement, and Financing Statement as to their respective interest, that is attached as Exhibit “D” hereto.  Contemporaneously with the execution of this Participation Agreement, the Parties shall execute the Offshore Operating Agreement attached hereto as Exhibit “E” naming CMI as Operator therein.  In the event of a conflict between this Participation Agreement and the Operating Agreement, this Participation Agreement shall control.  As none of the Parties desire to operate the Subject Lease subsequent to drilling and completing the Test Well, the Parties authorize Palace Operating Company and/or Merit Energy Company to operate the Subject Lease and Test Well should production be established thereon.

7.             PARTICIPANTS’ REPRESENTATIONS

Participants each represent and warrant that:

(a)                                  They are duly qualified or are in the process of qualifying to hold interest in oil and gas leases covering interest in the Gulf of Mexico Outer Continental Self where the Subject Lease lies.

(b)                                 They have all requisite power and authority to carry on their business as presently conducted, to enter into this Participation Agreement, to purchase the Subject Lease on the terms described in this Participation Agreement and to perform their obligations hereunder.

(c)                                  They have complied with all bond coverage requirements of the federal government necessary to hold the interest to be assigned to them hereunder and have properly filed all instruments required by the federal government as a prerequisite to holding an interest in an oil and gas lease covering rights in the Gulf of Mexico Outer Continental Self.

(d)                                 They meet the citizenship and other qualification criteria specified in Section 256.35 of 30 CFR Ch. II (7-1-99 Edition).

8.                                      MISCELLANEOUS CONDITIONS

(a)                                  Participants shall be solely responsible for all filings and recordings of documents and other costs related to the Subject Leases and for all fees connected therewith, and Participants shall advise Samson of the pertinent recording data.  Samson shall not be responsible for any loss to Participants because of Participants’ failure to file or record documents promptly.  Participants shall pay all applicable federal, state and county sales or use taxes imposed on the transfer of the subject properties and shall file all returns to the necessary authorities.

(b)                                 This Participation Agreement, and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Texas without regard to conflict of law rules that would direct application of the laws of another jurisdiction.

(c)                                  The Parties hereto, singularly and plural, warrant and agree that each shall use its best efforts to take or cause to be taken all such actions, as may be necessary to consummate and make effective the transaction contemplated by this Participation Agreement, including but not limited to obtaining any required governmental or other approvals or consents, and to assure that it will not be under any material, corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transaction.

(d)                                 All of the terms, covenants, and conditions of this Participation Agreement shall be binding upon and inure to the benefit of the parties hereto; their respective parents, subsidiaries, affiliates, successors and assigns.  All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed to be validly given, made or served, if in writing, and delivered personally or sent by courier service, telex, facsimile or certified mail to the address listed below:

Samson Offshore Company Attn: Mr. Sonny Measley 1301 Travis, Suite 1900 Houston, TX 77002 Telephone: (713) 577-2011 Fax: (713) 751-8864 Email: smeasley@samson.com	Bright & Company I, Ltd. Attn: Mr. Jack Carlile 4228 N. Central Exprwy, Ste. 300 Dallas, TX 75206-6345 Telephone: (214) 559-9200 Fax: (214) 559-0021 Email: jack.carlile@brightco.com

Challenger Minerals Inc. Attn: Mr. Reagan Newton 15375 Memorial Dr., Suite G-200 Houston, TX 77079 Telephone: (281) 925-7215 Fax: (281) 925-7281 Email: rhnewton@sbcglobal.net	Palace Operating Company Attn: Mr. Bob Zinke 1202 East 33rd St. Tulsa, OK 74105-2048 Telephone: (972) 743-5096 Fax: (972) 743-5159 Email: bzinke@ztienergy.com

Reef Global Energy I, L.P. Attn: Mr. Walt Dunagin 1901 N. Central Exprwy., Ste. 300 Richardson, TX 75080 Telephone: (972) 437-6792 Fax: (972) 994-0369 Email: walt@reefexploration.com	Fidelity Exploration & Production Company Attn: Mr. George Soulis 1700 Lincoln, Ste. 4600 Denver, CO 80203 Telephone: (720) 931-6448 Fax:(303) 893-1964 Email: george.soulis@fidelityepco.com

For copy purposes only send information to:	Samson Offshore Company Attn: Mr. Jack Canon Two West Second Street Tulsa, OK 74103-3123 Telephone: (918) 583-1791 Fax: (918) 591-1718

(e)                                  This Participation Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understanding, or information otherwise furnished by Samson to Participants with respect to such matters.  No amendment shall be binding unless in writing and signed by representatives of each of the Parties.

(f)                                    In the event any party hereto commences an action in a court of competent jurisdiction to enforce a right under this Participation Agreement or commences an action for breach of any term or provision of this Participation Agreement, then the prevailing party shall be entitled to recover from the other party to said action any damages it has incurred, together with any attorney’s fees and costs incurred by it as a result of such action.

(g)                                 The Parties each represent and warrant to the other that it has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in connection with this Participation Agreement or the transactions contemplated by it for which the other party will have any responsibility.

(h)                                 All representations, promises, agreements, releases, and indemnities made in this Participation Agreement shall survive the Closing.

9.                                      COUNTERPART EXECUTIONS

This Participation Agreement may be signed in counterparts and shall be binding upon the Parties and upon their successors, representatives and assigns.  Each Party may sign a counterpart copy of this Participation Agreement and extra signature pages.  The extra sets of signature pages may be inserted into the other Parties’ counterpart copy so as to create a composite, which will have the same effect as if all Parties signed the same Participation Agreement.

This Participation Agreement is executed by the Parties effective as of the date first above written (“Effective Date”).

Sincerely,
CHALLENGER MINERALS, INC.

/s/ T.J. Morrow
		By:	T. J. Morrow
		Title:	President

AGREED TO AND ACCEPTED THIS 31st day of December, 2002,
BRIGHT & COMPANY I, LTD. By H.G.G., Inc.,
General Partner

/s/ Clark N. Bright
By:	Clark N. Bright
Title:	President

AGREED TO AND ACCEPTED THIS 30th day of December, 2002.
REEF GLOBAL ENERGY I, L.P.

/s/ Michael J. Mauceli
By:	Michael J. Mauceli
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED THIS 23rd day of December, 2002.
SAMSON OFFSHORE COMPANY

/s/ J.A Canon
By:	J.A. Canon
Title:	Sr. Vice President

AGREED TO AND ACCEPTED THIS 23rd day of December, 2002.
FIDELITY EXPLORATION & PRODUCTION COMPANY

/s/ Darwin Subart
By:	Darwin Subart
Title:	President

AGREED TO AND ACCEPTED THIS 20th day of December, 2002.
PALACE EXPLORATION COMPANY

/s/ Robert M. Zinke
By:	Robert M. Zinke
Title:	Vice President